Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated March 31, 2006 relating to the financial statements and financial statement schedule as of December 31, 2005 and for the period from April 2, 2005 through December 31, 2005 of American Tire Distributors Holdings, Inc., which appears in such Registration Statement. We also consent to the references to us under the headings “Experts” and “Summary Historical and Unaudited Pro Forma Consolidated Financial Data” in such Registration Statement.

PricewaterhouseCoopers LLP

Charlotte, NC

May 1, 2006